Exhibit 99.1

Itron Announces First Quarter 2021 Financial Results

LIBERTY LAKE, Wash.--(BUSINESS WIRE)--May 3, 2021--Itron, Inc. (NASDAQ:ITRI) announced today financial results for its first quarter ended March 31, 2021. Key results for the quarter include (compared with the first quarter of 2020):

  Revenue of $520 million, compared with $598 million;
  Gross margin of 32.2%; compared with 28.7%;
  GAAP net income of $13 million, compared with $9 million;
  GAAP diluted earnings per share (EPS) of $0.30, compared with $0.21;
  Non-GAAP diluted EPS of $0.52, compared with $0.57;
  Adjusted EBITDA of $50 million, compared with $52 million;
  Free cash flow of $39 million, compared with $6 million; and
  Total backlog of $3.4 billion, compared with $3.0 billion.

"Overall, I am pleased with our ability to execute in what continues to be a challenging environment," said Tom Deitrich, Itron's president and chief executive officer. “While we are continuing to see improvement, business headwinds are likely to persist through the first half of the year."

Summary of First Quarter Consolidated Financial Results
(All comparisons made are against the prior year period unless otherwise noted)

Revenue
Total first quarter revenue decreased 13% to $520 million, or 16%, excluding the impact of changes in foreign currency exchange rates. The decrease was primarily due to the timing of customer projects, which continued to be impacted by COVID-19.

Device Solutions revenue decreased 15%, Networked Solutions revenue decreased 15% and Outcomes revenue increased 6%.

Gross Margin
Consolidated company gross margin of 32.2% increased 350 basis points from the prior year, primarily due to favorable product and solutions mix and operational efficiencies.

Operating Expenses and Operating Income
GAAP operating expenses of $136 million decreased $9 million from the prior year, and non-GAAP operating expenses of $128 million decreased $5 million from the prior year. The decreases were primarily due to continued discipline in discretionary spending.

GAAP operating income of $31 million was $5 million higher than the prior year due to lower operating expenses. Non-GAAP operating income of $39 million was in line with the prior year with lower revenue offset by a reduction in non-GAAP operating expenses.

Net Income and Earnings per Share
Net income attributable to Itron, Inc. for the quarter was $13 million, or $0.30 per diluted share, an increase from net income of $9 million, or $0.21 per diluted share in 2020. The increase was driven by higher GAAP operating income in the current period and a lower GAAP effective tax rate.

Non-GAAP net income, which excludes certain charges including amortization of intangible assets, amortization of debt placement fees, debt extinguishment, restructuring, loss on sale of business, corporate transition cost, acquisition and integration related expenses and the income tax effect of those adjustments, was $22 million, or $0.52 per diluted share, compared with $23 million, or $0.57 per diluted share, in 2020. The lower year-over-year results were due in part to a higher non-GAAP effective tax rate.

Cash Flow
Net cash provided by operating activities was $50 million in the first quarter compared with $19 million in the same quarter of 2020. Free cash flow was $39 million in the first quarter compared with $6 million in the prior year. The year over year improvement in cash flow was due in part to lower variable compensation payments in 2021.

Other Measures

Total backlog was $3.4 billion and 12-month backlog was $1.3 billion, compared with $3.0 billion and $1.3 billion, respectively, in the prior year. Bookings in the quarter totaled $688 million.

Impact of First Quarter Capital Markets Transactions

During the first quarter, Itron completed convertible note and equity offerings to accelerate de-levering and improve strategic and balance sheet flexibility. The completion of these transactions and use of proceeds resulted in changes to the average diluted shares outstanding and interest expense expected for the full year, which impact our non-GAAP EPS guidance range provided on February 24, 2021.

On February 24, 2021, Itron provided full year 2021 non-GAAP EPS guidance in a range of $2.15 to $2.55, with a midpoint of $2.35. That guidance assumed diluted weighted average shares outstanding of approximately 41 million and non-GAAP interest expense of approximately $36 million. Restating that guidance for the impact of the capital markets transactions results in an increase of Non-GAAP EPS expectations of approximately $0.15 per share. This assumes diluted weighted average shares outstanding of 44.7 million and non-GAAP interest expense of approximately $16 million. The resulting restated non-GAAP EPS range for 2021 is $2.30 to $2.70, with a midpoint of $2.50 per share.

A reconciliation of forward-looking non-GAAP diluted EPS to the GAAP diluted EPS has not been provided because we are unable to predict with reasonable certainty the potential amount or timing of restructuring and acquisition and integration related expenses and their related tax effects without unreasonable effort. These items are uncertain, depend on various factors and could have a material impact on GAAP results for the guidance period.

Earnings Conference Call

Itron will host a conference call to discuss the financial results and guidance contained in this release at 10 a.m. EDT on May 3, 2021. The call will be webcast in a listen-only mode. Webcast information and conference call materials will be made available 10 minutes before the start of the call and will be accessible on Itron’s website at http://investors.itron.com/events.cfm. A replay of the audio webcast will be made available at http://investors.itron.com/events.cfm. A telephone replay of the conference call will be available through May 8, 2021. To access the telephone replay, dial 888-203-1112 or 719-457-0820 and enter passcode 4211257.

About Itron

Itron® enables utilities and cities to safely, securely and reliably deliver critical infrastructure services to communities in more than 100 countries. Our portfolio of smart networks, software, services, meters and sensors helps our customers better manage electricity, gas and water resources for the people they serve. By working with our customers to ensure their success, we help improve the quality of life, ensure the safety and promote the well-being of millions of people around the globe. Itron is dedicated to creating a more resourceful world. Join us: www.itron.com.

Itron® is a registered trademark of Itron, Inc. All third-party trademarks are property of their respective owners and any usage herein does not suggest or imply any relationship between Itron and the third party unless expressly stated.

Cautionary Note Regarding Forward Looking Statements

This release contains, and our officers and representatives may from time to time make, "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical factors nor assurances of future performance. These statements are based on our expectations about, among others, revenues, operations, financial performance, earnings, liquidity, earnings per share, cash flows and restructuring activities including headcount reductions and other cost savings initiatives. This document reflects our current strategy, plans and expectations and is based on information currently available as of the date of this release. When we use words such as "expect", "intend", "anticipate", "believe", "plan", "goal", "seek", "project", "estimate", "future", "strategy", "objective", "may", "likely", "should", "will", "will continue", and similar expressions, including related to future periods, they are intended to identify forward-looking statements. Forward-looking statements rely on a number of assumptions and estimates. Although we believe the estimates and assumptions upon which these forward-looking statements are based are reasonable, any of these estimates or assumptions could prove to be inaccurate and the forward-looking statements based on these estimates and assumptions could be incorrect. Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Actual results and trends in the future may differ materially from those suggested or implied by the forward-looking statements depending on a variety of factors. Therefore, you should not rely on any of these forward-looking statements. Some of the factors that we believe could affect our results include our ability to execute on our restructuring plan, our ability to achieve estimated cost savings, the rate and timing of customer demand for our products, rescheduling of current customer orders, changes in estimated liabilities for product warranties, adverse impacts of litigation, changes in laws and regulations, our dependence on new product development and intellectual property, future acquisitions, changes in estimates for stock-based and bonus compensation, increasing volatility in foreign exchange rates, international business risks, uncertainties caused by adverse economic conditions, including, without limitation those resulting from extraordinary events or circumstances such as the COVID-19 pandemic and other factors that are more fully described in Part I, Item 1A: Risk Factors included in our 2020 Annual Report and other reports on file with the SEC. We undertake no obligation to update or revise any forward-looking statement, whether written or oral.

The impact caused by the ongoing COVID-19 pandemic includes uncertainty as to the duration, spread, severity, and any resurgence of the COVID-19 pandemic including other factors contributing to infection rates, such as reinfection or mutation of the virus, the effectiveness or widespread availability and application of vaccines, the duration and scope of related government orders and restrictions, impact on overall demand, impact on our customers’ businesses and workforce levels, disruptions of our business and operations, including the impact on our employees, limitations on, or closures of, our facilities, or the business and operations of our customers or suppliers. Our estimates and statements regarding the impact of COVID-19 are made in good faith to provide insight to our current and future operating and financial environment and any of these may materially change due to factors outside our control. For more information on risks associated with the COVID-19 pandemic, please see our risk in Part I, Item 1A: Risk Factors in our 2020 Annual Report.

Non-GAAP Financial Information

To supplement our consolidated financial statements, which are prepared in accordance with accounting principles generally accepted in the United States (GAAP), we use certain adjusted or non-GAAP financial measures, including non-GAAP operating expense, non-GAAP operating income, non-GAAP net income, non-GAAP diluted earnings per share (EPS), adjusted EBITDA, adjusted EBITDA margin, constant currency, and free cash flow. We provide these non-GAAP financial measures because we believe they provide greater transparency and represent supplemental information used by management in its financial and operational decision making. We exclude certain costs in our non-GAAP financial measures as we believe the net result is a measure of our core business. We believe these measures facilitate operating performance comparisons from period to period by eliminating potential differences caused by the existence and timing of certain expense items that would not otherwise be apparent on a GAAP basis. Non-GAAP performance measures should be considered in addition to, and not as a substitute for, results prepared in accordance with GAAP. We strongly encourage investors and shareholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. Our non-GAAP financial measures may be different from those reported by other companies.

ITRON, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)
	Three Months Ended March 31,
	2021	2020
Revenues
Product revenues	$442,804	$528,137
Service revenues	76,770	70,278
Total revenues	519,574	598,415
Cost of revenues
Product cost of revenues	307,691	384,681
Service cost of revenues	44,839	42,168
Total cost of revenues	352,530	426,849
Gross profit	167,044	171,566

Operating expenses
Sales, general and administrative	75,992	80,498
Research and development	51,727	53,781
Amortization of intangible assets	8,973	11,165
Restructuring	(1,980)	(248)
Loss on sale of business	1,392	—
Total operating expenses	136,104	145,196

Operating income	30,940	26,370
Other income (expense)
Interest income	542	553
Interest expense	(10,475)	(11,277)
Other income (expense), net	(2,766)	1,066
Total other income (expense)	(12,699)	(9,658)

Income before income taxes	18,241	16,712
Income tax provision	(4,661)	(7,550)
Net income	13,580	9,162
Net income attributable to noncontrolling interests	977	478
Net income attributable to Itron, Inc.	$12,603	$8,684

Net income per common share - Basic	$0.30	$0.22
Net income per common share - Diluted	$0.30	$0.21

Weighted average common shares outstanding - Basic	41,526	40,043
Weighted average common shares outstanding - Diluted	41,964	40,474

ITRON, INC.
SEGMENT INFORMATION

(Unaudited, in thousands)
	Three Months Ended March 31,
	2021	2020
Product revenues
Device Solutions	$170,331	$200,168
Networked Solutions	258,703	315,437
Outcomes	13,770	12,532
Total Company	$442,804	$528,137

Service revenues
Device Solutions	$2,450	$2,111
Networked Solutions	29,611	25,408
Outcomes	44,709	42,759
Total Company	$76,770	$70,278

Total revenues
Device Solutions	$172,781	$202,279
Networked Solutions	288,314	340,845
Outcomes	58,479	55,291
Total Company	$519,574	$598,415

Gross profit
Device Solutions	$32,296	$32,367
Networked Solutions	112,759	121,750
Outcomes	21,989	17,449
Total Company	$167,044	$171,566

Operating income (loss)
Device Solutions	$21,701	$18,198
Networked Solutions	79,291	88,680
Outcomes	10,336	8,198
Corporate unallocated	(80,388)	(88,706)
Total Company	$30,940	$26,370

ITRON, INC.
CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)	March 31, 2021	December 31, 2020
ASSETS
Current assets
Cash and cash equivalents	$574,592	$206,933
Accounts receivable, net	365,826	369,828
Inventories	169,412	182,377
Other current assets	150,271	171,124
Total current assets	1,260,101	930,262

Property, plant, and equipment, net	199,650	207,816
Deferred tax assets, net	94,620	76,142
Other long-term assets	57,599	51,656
Operating lease right-of-use assets, net	74,815	76,276
Intangible assets, net	122,861	132,955
Goodwill	1,118,322	1,131,916
Total assets	$2,927,968	$2,607,023

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$181,606	$215,639
Other current liabilities	70,890	72,591
Wages and benefits payable	90,383	86,249
Taxes payable	14,256	15,804
Current portion of debt	400,000	18,359
Current portion of warranty	22,024	28,329
Unearned revenue	130,403	112,928
Total current liabilities	909,562	549,899

Long-term debt, net	496,531	902,577
Long-term warranty	17,310	13,061
Pension benefit obligation	115,257	119,457
Deferred tax liabilities, net	1,806	1,921
Operating lease liabilities	65,822	66,823
Other long-term obligations	100,512	113,012
Total liabilities	1,706,800	1,766,750

Equity
Common stock	1,768,517	1,389,419
Accumulated other comprehensive loss, net	(150,309)	(138,526)
Accumulated deficit	(421,742)	(434,345)
Total Itron, Inc. shareholders' equity	1,196,466	816,548
Noncontrolling interests	24,702	23,725
Total equity	1,221,168	840,273
Total liabilities and equity	$2,927,968	$2,607,023

ITRON, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)	Three Months Ended March 31,
	2021	2020
Operating activities
Net income	$13,580	$9,162
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21,810	24,031
Non-cash operating lease expense	4,330	5,496
Stock-based compensation	6,498	8,482
Amortization of prepaid debt fees	2,695	1,007
Deferred taxes, net	2,109	4,062
Loss on sale of business	1,392	—
Restructuring, non-cash	(45)	(955)
Other adjustments, net	391	(874)
Changes in operating assets and liabilities, net of sale of business:
Accounts receivable	(2,078)	1,185
Inventories	9,008	(543)
Other current assets	15,692	(4,526)
Other long-term assets	(7,627)	(6,501)
Accounts payable, other current liabilities, and taxes payable	(26,978)	135
Wages and benefits payable	5,458	(19,977)
Unearned revenue	18,050	17,395
Warranty	(1,382)	(4,250)
Other operating, net	(12,948)	(14,435)
Net cash provided by operating activities	49,955	18,894

Investing activities
Net proceeds related to the sale of business	2,842	—
Acquisitions of property, plant, and equipment	(11,412)	(12,602)
Other investing, net	2,764	3,345
Net cash used in investing activities	(5,806)	(9,257)

Financing activities
Proceeds from borrowings	460,000	400,000
Payments on debt	(475,000)	—
Issuance of common stock	2,238	2,911
Proceeds from common stock offering	389,419	—
Proceeds from sale of warrants	45,349	—
Purchases of convertible note hedge contracts	(84,139)	—
Repurchase of common stock	—	(664)
Prepaid debt fees	(11,722)	(175)
Other financing, net	(1,564)	(335)
Net cash provided by financing activities	324,581	401,737

Effect of foreign exchange rate changes on cash and cash equivalents	(1,071)	(6,758)
Increase in cash and cash equivalents	367,659	404,616
Cash and cash equivalents at beginning of period	206,933	149,904
Cash and cash equivalents at end of period	$574,592	$554,520

About Non-GAAP Financial Measures

The accompanying press release contains non-GAAP financial measures. To supplement our consolidated financial statements, which are prepared in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating expense, non-GAAP operating income, non-GAAP net income, non-GAAP diluted EPS, adjusted EBITDA, free cash flow, and constant currency. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and other companies may define such measures differently. For more information on these non-GAAP financial measures, please see the table captioned Reconciliations of Non-GAAP Financial Measures to the Most Directly Comparable GAAP Financial Measures.

We use these non-GAAP financial measures for financial and operational decision making and/or as a means for determining executive compensation. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and ability to service debt by excluding certain expenses that may not be indicative of our recurring core operating results. These non-GAAP financial measures facilitate management's internal comparisons to our historical performance, as well as comparisons to our competitors' operating results. Our executive compensation plans exclude non-cash charges related to amortization of intangibles and certain discrete cash and non-cash charges, such as acquisition and integration related expenses, loss on sale of business, or restructuring charges. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. We believe these non-GAAP financial measures are useful to investors because they provide greater transparency with respect to key metrics used by management in its financial and operational decision making and because they are used by our institutional investors and the analyst community to analyze the health of our business.

Non-GAAP operating expenses and non-GAAP operating income – We define non-GAAP operating expenses as operating expenses excluding certain expenses related to the amortization of intangible assets, restructuring, loss on sale of business, corporate transition cost, and acquisition and integration. We define non-GAAP operating income as operating income excluding the expenses related to the amortization of intangible assets, restructuring, loss on sale of business, corporate transition cost, and acquisition and integration. Acquisition and integration related expenses include costs, which are incurred to affect and integrate business combinations, such as professional fees, certain employee retention and salaries related to integration, severances, contract terminations, travel costs related to knowledge transfer, system conversion costs, and asset impairment charges. We consider these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of expenses that are related to acquisitions and restructuring projects. By excluding these expenses, we believe that it is easier for management and investors to compare our financial results over multiple periods and analyze trends in our operations. For example, in certain periods, expenses related to amortization of intangible assets may decrease, which would improve GAAP operating margins, yet the improvement in GAAP operating margins due to this lower expense is not necessarily reflective of an improvement in our core business. There are some limitations related to the use of non-GAAP operating expenses and non-GAAP operating income versus operating expenses and operating income calculated in accordance with GAAP. We compensate for these limitations by providing specific information about the GAAP amounts excluded from non-GAAP operating expense and non-GAAP operating income and evaluating non-GAAP operating expense and non-GAAP operating income together with GAAP operating expense and operating income.

Non-GAAP net income and non-GAAP diluted EPS – We define non-GAAP net income as net income attributable to Itron, Inc. excluding the expenses associated with amortization of intangible assets, amortization of debt placement fees, debt extinguishment, restructuring, loss on sale of business, corporate transition cost, acquisition and integration, and the tax effect of excluding these expenses. We define non-GAAP diluted EPS as non-GAAP net income divided by diluted weighted-average shares outstanding during the period calculated on a GAAP basis and then reduced to reflect the anti-dilutive impact of the convertible note hedge transaction entered into in connection with the 0% Convertible Notes due 2026 issued in March 2021. We consider these financial measures to be useful metrics for management and investors for the same reasons that we use non-GAAP operating income. The same limitations described above regarding our use of non-GAAP operating income apply to our use of non-GAAP net income and non-GAAP diluted EPS. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP measures and evaluating non-GAAP net income and non-GAAP diluted EPS together with GAAP net income attributable to Itron, Inc. and GAAP diluted EPS.

For interim periods the budgeted annual effective tax rate (AETR) is used, adjusted for any discrete items, as defined in Accounting Standards Codification (ASC) 740 - Income Taxes. The budgeted AETR is determined at the beginning of the fiscal year. The AETR is revised throughout the year based on changes to our full-year forecast. If the revised AETR increases or decreases by 200 basis points or more from the budgeted AETR due to changes in the full-year forecast during the year, the revised AETR is used in place of the budgeted AETR beginning with the quarter the 200 basis point threshold is exceeded and going forward for all subsequent interim quarters in the year. We continue to assess the AETR based on latest forecast throughout the year and use the most recent AETR anytime it increases or decreases by 200 basis points or more from the prior interim period.

Adjusted EBITDA – We define adjusted EBITDA as net income (a) minus interest income, (b) plus interest expense, depreciation and amortization of intangible assets, debt extinguishment, restructuring, loss on sale of business, corporate transition cost, acquisition and integration related expense, and (c) excluding income tax provision or benefit. Management uses adjusted EBITDA as a performance measure for executive compensation. A limitation to using adjusted EBITDA is that it does not represent the total increase or decrease in the cash balance for the period and the measure includes some non-cash items and excludes other non-cash items. Additionally, the items that we exclude in our calculation of adjusted EBITDA may differ from the items that our peer companies exclude when they report their results. We compensate for these limitations by providing a reconciliation of this measure to GAAP net income (loss).

Free cash flow – We define free cash flow as net cash provided by operating activities less cash used for acquisitions of property, plant and equipment. We believe free cash flow provides investors with a relevant measure of liquidity and a useful basis for assessing our ability to fund our operations and repay our debt. The same limitations described above regarding our use of adjusted EBITDA apply to our use of free cash flow. We compensate for these limitations by providing specific information regarding the GAAP amounts and reconciling to free cash flow.

Constant currency – We refer to the impact of foreign currency exchange rate fluctuations in our discussions of financial results, which references the differences between the foreign currency exchange rates used to translate operating results from the entity's functional currency into U.S. dollars for financial reporting purposes. We also use the term "constant currency", which represents financial results adjusted to exclude changes in foreign currency exchange rates as compared with the rates in the comparable prior year period. We calculate the constant currency change as the difference between the current period results and the comparable prior period's results restated using current period foreign currency exchange rates.

The tables below reconcile the non-GAAP financial measures of operating expenses, operating income, net income, diluted EPS, adjusted EBITDA, and free cash flow with the most directly comparable GAAP financial measures.

ITRON, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO THE MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES

(Unaudited, in thousands, except per share data)

TOTAL COMPANY RECONCILIATIONS	Three Months Ended March 31,
	2021	2020
NON-GAAP OPERATING EXPENSES
GAAP operating expenses	$136,104	$145,196
Amortization of intangible assets	(8,973)	(11,165)
Restructuring	1,980	248
Loss on sale of business	(1,392)	—
Corporate transition cost	—	40
Acquisition and integration related expense	377	(1,272)
Non-GAAP operating expenses	$128,096	$133,047

NON-GAAP OPERATING INCOME
GAAP operating income	$30,940	$26,370
Amortization of intangible assets	8,973	11,165
Restructuring	(1,980)	(248)
Loss on sale of business	1,392	—
Corporate transition cost	—	(40)
Acquisition and integration related expense	(377)	1,272
Non-GAAP operating income	$38,948	$38,519

NON-GAAP NET INCOME & DILUTED EPS
GAAP net income attributable to Itron, Inc.	$12,603	$8,684
Amortization of intangible assets	8,973	11,165
Amortization of debt placement fees	2,652	963
Debt extinguishment	1,681	—
Restructuring	(1,980)	(248)
Loss on sale of business	1,392	—
Corporate transition cost	—	(40)
Acquisition and integration related expense	(377)	1,272
Income tax effect of non-GAAP adjustments	(2,997)	1,173
Non-GAAP net income attributable to Itron, Inc.	$21,947	$22,969

Non-GAAP diluted EPS	$0.52	$0.57

Non-GAAP weighted average common shares outstanding - Diluted	41,964	40,474

ADJUSTED EBITDA
GAAP net income attributable to Itron, Inc.	$12,603	$8,684
Interest income	(542)	(553)
Interest expense	10,475	11,277
Income tax provision	4,661	7,550
Debt extinguishment	1,681	—
Depreciation and amortization	21,810	24,031
Restructuring	(1,980)	(248)
Loss on sale of business	1,392	—
Corporate transition cost	—	(40)
Acquisition and integration related expense	(377)	1,272
Adjusted EBITDA	$49,723	$51,973

FREE CASH FLOW
Net cash provided by operating activities	$49,955	$18,894
Acquisitions of property, plant, and equipment	(11,412)	(12,602)
Free Cash Flow	$38,543	$6,292

Contacts

Itron, Inc.
Kenneth P. Gianella
Vice President, Investor Relations
(669) 770-4643

Rebecca Hussey
Manager, Investor Relations
(509) 891-3574